Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
MGI PHARMA, INC.:
We consent to the use of our reports dated March 14, 2006, with respect to the consolidated balance sheets of MGI PHARMA, INC. as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2005, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, and the effectiveness of internal control over financial reporting as of December 31, 2005, incorporated herein by reference.
Our report dated March 14, 2006, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2005, contains an explanatory paragraph that states that management’s assessment of the effectiveness of MGI PHARMA’S internal control over financial reporting excluded Guilford Pharmaceuticals Inc., which was acquired by MGI PHARMA, INC. in October 2005 in a purchase business combination. Our audit of internal control over financial reporting of MGI PHARMA, INC. also excluded an evaluation of the internal control over financial reporting of Guilford Pharmaceuticals Inc.

/s/ KPMG LLP
Minneapolis, Minnesota
May 11, 2006